Exhibit 10.7

PROMISSORY NOTE

January 30, 2002

$750,000.00

FOR VALUE RECEIVED, SCOTT R. ROYSTER, an individual residing at 15 19 Kingman Place, NW, Washington, DC 20005, (the “Executive”) hereby unconditionally promises to pay to the order of RADIO ONE, INC., a Delaware corporation (“Radio One”) the aggregate principal sum of Seven Hundred and Fifty Thousand Dollars ($750,000.00) (the “Principal Amount”) in accordance with the terms and conditions of this Promissory Note (this “Note”) set forth below. This Note evidences a loan made by Radio One to the Executive pursuant to the Amended and Restated Employment Agreement between Radio One and the Executive, dated as of October 18, 2000 (the “Employment Agreement”) and is a full recourse obligation of the Executive. Capitalized terms contained herein but not defined herein have the meanings ascribed to them in the Employment Agreement.

1. Interest. No interest shall accrue on the Principal Amount of this Note.

2. Maturity. This Note shall be due and payable in full on the earlier of (a) January 1, 2005, and (b) the sixtieth (60th) calendar day following the effective date of the termination of the Executive’s employment with the Company.

3. Payment. Except as provided below, any payments made hereunder shall be made by wire transfer or certified check in lawful money of the United States of America and shall be made to Radio One, Inc., at 5900 Princess Garden Parkway, 8th Floor, Lanham, MD 20706 or such other address as Radio One may designate in writing. The Executive may satisfy all or a portion of his obligations hereunder by transferring to the Company, free and clear of any lien, security interest, claim or other encumbrance (other than those arising under the Employment Agreement), shares of Purchased Common Stock. For purposes of determining the amount of the Executive’s obligations hereunder thus satisfied, shares of Purchased Common Stock that have not vested pursuant to Section 5.12(d) of the Employment Agreement shall be deemed to have a value equal to $7.00 per share, and shares of Purchased Common Stock that have vested pursuant to Section 5.12(d) of the Employment Agreement shall be deemed to have a per share value equal to their Fair Market Value. For purposes hereof, the term “Fair Market Value” per share, on any given date, means the average for the preceding ten (10) trading days of the closing prices of the sales of the relevant class of Purchased Common Stock on all securities exchanges on which such stock may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such stock is not so listed, the average of the representative bid and asked prices quoted on the Nasdaq Stock Market as of 4:00 P.M., New York time, or, if on any day such stock is not quoted on the Nasdaq Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization. If at any time the relevant class of Purchased Common Stock is not listed or quoted, the Fair Market Value per share shall be determined by the Board or a committee of the Board based on such factors as the members thereof in the exercise of their business judgment reasonably consider relevant. After all obligations arising under this Note have been satisfied in full, this Note will be surrendered to the Executive for cancellation.

4. Costs of Enforcement and Collection. The Executive agrees to pay any and all costs or expenses, including without limitation reasonable attorneys fees, incurred or arising in connection with the enforcement by Radio One of its rights under this Note. The Executive agrees that all such costs and expenses may be added to and become part of the Principal Amount and will become a full recourse obligation of the Executive.

5. Waiver of Presentment. The Executive hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that Radio One may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Executive hereunder.

6. Modification. Except as may otherwise be expressly provided herein, the provisions of this Note may be amended and the Executive may take any action herein prohibited, or omit to perform any act herein required to be performed by the Executive, but only if the Executive has obtained the written consent of Radio One.

7. Severability. If any provision of this Note shall be held to be invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it conflicts with such law. Such provision shall not affect the validity or enforceability of any other provision hereof, and to this extent the provisions hereof shall be severable.

8. Choice of Law. This Note and the rights and obligations hereunder shall be construed under and governed by the internal laws of the state of Maryland, without regard to conflicts of laws principles.

9. Entire Agreement. This Note and the Employment Agreement represent the final and complete agreement between the parties as to the loan represented hereby and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

10. Right of Offset. The Executive agrees, and by its acceptance here of Radio One acknowledges and agrees for itself and any assignee hereof, that concurrently with the execution and delivery of this Note Executive and Radio One are entering into the Employment Agreement which provides, among other things, for the payment of various amounts to Executive. At the sole option of Executive, any amounts due hereunder shall be offset against any amount owing but not paid under or with respect to the Employment Agreement. Without limiting the generality of the foregoing, if at the time this Note becomes due and payable the conditions set forth in the Employment Agreement with respect to the earning or vesting all or part of the Initial Term Retention Bonus have been satisfied, at the sole option of Executive, the payment of this Note shall be offset against such Initial Term Retention Bonus.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Promissory Note as of the date first above written.

EXECUTIVE

/s/ Scott R. Royster

Scott R. Royster

Address:

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